EXHIBIT 10.6
OAKLEY, INC.
2005 DEFERRED COMPENSATION PLAN
Oakley, Inc. (together with its subsidiaries, the “Company”) hereby establishes the Oakley, Inc. 2005 Deferred Compensation Plan (as amended from time to time, the “Plan”), effective as of January 1, 2005.
The purpose of the Plan is to provide an opportunity for certain officers and other employees of the Company to elect to defer a portion of the compensation payable to them by the Company. The Plan is intended as a means of maximizing the effectiveness and flexibility of the Company’s compensation arrangements, and as an aid in attracting and retaining individuals of outstanding ability for employment with the Company.
The Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. Also, the Plan is intended to comply with Sections 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended.
ARTICLE I—DEFINITIONS
For purposes hereof, unless otherwise clearly apparent from the context, the following terms shall have the indicated meanings.
1.1	Account: The bookkeeping account maintained for a Participant under the Plan for purposes of determining the benefits payable to such Participant. A Participant’s Account shall be maintained solely for administrative purposes and shall not represent any right, title or interest in the assets of the Company.

1.2	Account Balance: The balance in a Participant’s Account, determined by (a) the aggregate Deferred Amounts and Company Contributions credited to the Account maintained on behalf of a Participant since the date such Participant began participating in the Plan, (b) any Earnings credited or debited with respect to such Participant’s Account, and (c) any distributions or other charges debited from the Account (including, without limitation, any withholding or other applicable taxes or charges for administering the Plan).

1.3	Beneficiary: Any person or persons, as designated pursuant to Article V, to whom any benefits may be payable pursuant to Section 4.3 upon the death of a Participant.

1.4	Benefit: Any Separation from Service Benefit or In-Service Benefit, or other benefit payable under Article IV.

1.5	Benefit Election: A Separation of Service Benefit Election under Section 4.1, or an In-Service Benefit Election under Section 4.2.

1.6	Cause: The occurrence of any of the following:
a.	a Participant’s willful material breach or habitual willful neglect of such Participant’s duties as an employee of the Company;

b.	a Participant’s commission or conviction of any crime or criminal offense involving theft, fraud, embezzlement, misappropriation of assets, malicious mischief, or any felony; or

c.	a Participant’s willful engagement in conduct which is demonstrably injurious to the Company, monetarily or otherwise, including, but not limited to, conduct that constitutes activity which is competitive with the Company.
1.7	Code: The Internal Revenue Code of 1986, as amended from time to time.

1.8	Committee: The Deferred Compensation Plan Committee or other committee appointed by the Board of Directors of Oakley, Inc. to administer the Plan.

1.9	Company: Oakley, Inc., a Washington corporation, and any successor thereof, including any affiliated company that adopts this Plan with the consent of the Board of Directors of Oakley, Inc.

1.10	Company Contribution: An amount credited to a Participant’s Account under Section 2.4 of the Plan. Such amounts may vary from time to time and from Participant to Participant and shall be determined by the Committee in its discretion.

1.11	Compensation: A Participant’s Compensation will mean his or her total base salary, bonuses and commissions earned from employment with the Company during the relevant period, determined prior to any deferral under the Plan or any other plan of the Company or any other withholding or deduction.

1.12	Deferred Amount: An amount credited by the Company to a Participant’s Account in lieu of payment of amounts of Compensation to such Participant under Section 2.1, 2.2 or 2.3 of the Plan.

1.13	Disability: The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve month, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

1.14	Earnings: As described in Section 3.2.

1.15	Effective Date of the Plan: January 1, 2005.

1.16	ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

1.17	In-Service Benefit: Has the meaning set forth in Section 4.2 hereof.

1.18	In-Service Benefit Election: Has the meaning set forth in Section 4.2 hereof.

1.19	Participant: Any officer or other key employee of the Company designated by the Committee to be eligible for participation in the Plan and who has executed an application for participation pursuant to Section 2.1. An officer or other key employee of the Company shall be designated as eligible for participation only if the Committee determines that such officer or other key employee is part of a select group of highly compensated or management employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Such individual shall first become a Participant as of the effective date of his or her initial election to defer Compensation in accordance with Section 2.1 hereof and, subject to the terms and conditions of the Plan, such individual’s status as a Participant shall continue until the date of the last payment made to or on behalf of such individual pursuant to Article IV.

1.20	Plan Year: January 1 to December 31.

1.21	Separation from Service: A Participant’s Separation from Service will mean his or her “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations thereunder, with respect to the Company.

1.22	Separation from Service Benefit: Has the meaning set forth in Section 4.1 hereof.

1.23	Separation from Service Benefit Election: Has the meaning set forth in Section 4.1 hereof.
ARTICLE II—DEFERRED COMPENSATION
2.1	Eligibility and Participation: Eligibility to commence participation in this Plan shall be restricted to those officers and key employees of the Company selected for participation by the Committee in accordance with Section 1.19.
a.	Initial Eligibility:
i.	Any individual who was a participant in the Oakley, Inc. Deferred Compensation Plan prior to January 1, 2005, and was selected to become a Participant in this Plan effective as of January 1, 2005, shall become a Participant by filing with the Company an application for participation, in a written form satisfactory to the Company, prior to January 1, 2005. If such application is not filed prior to January 1, 2005, such individual shall not thereafter be permitted to participate in the Plan until the first day of the next Plan Year.

ii.	Any individual who was a participant in the Oakley, Inc. Deferred Compensation Plan prior to January 1, 2005, and was not selected to become a Participant in this Plan effective as of January 1, 2005, but who is later selected to become a Participant in this Plan, shall become a Participant effective as of the first day of the Plan Year next following such selection, by filing with the Company an application for participation, in a written form satisfactory to the Company, prior to the first day of such Plan Year. If such application is not filed prior to the first day of such Plan Year, such individual shall not thereafter be permitted to participate in the Plan until the first day of the next Plan Year.

iii.	Any individual who is selected to become a Participant in the Plan (other than an individual described in paragraph i. or ii.) shall become a Participant by filing with the Company an application for participation, in a written form satisfactory to the Company, within thirty (30) days of the date on which he or she is first selected for participation in the Plan. If such application is not filed within such thirty (30) day period, such individual shall not thereafter be permitted to participate in the Plan until the first day of the next Plan Year.
b.	Initial Deferral Election: The Participant shall indicate, with respect to the Plan Year for which he or she first becomes a Participant, in a written deferral election form satisfactory to the Company, the percentage or amount of his or her Compensation to be earned during the Plan Year that shall be deferred under the Plan, commencing with Compensation earned after the date of the Participant’s initial deferral election. The Participant shall make such initial deferral election prior to January 1, 2005, or prior to the first day of the first Plan Year in which he or she becomes a Participant, in the case of a Participant described in paragraph a.i. or a.ii. The Participant shall make such initial deferral election within thirty (30) days after the date on which he or she is first selected for participation in the Plan, or the first day of the first Plan Year in which he or she becomes a Participant, in the case of a Participant described in paragraph a.iii. Subject to Section 2.3b., the Participant’s initial deferral election with respect to the Compensation to be deferred shall be irrevocable and shall remain in effect until the end of the applicable Plan Year.

c.	Deferral Percentage: A Participant’s deferral election with respect to a Participant’s base salary and/or commissions to be earned during a Plan Year must be a percentage or amount that would, on a projected basis, equal at least four thousand dollars ($4,000) for the Plan Year with respect to which such election is being made. A separate deferral election may be made with respect to the Participant’s annual bonus under the Company’s annual bonus program, if any, to be earned during the Plan Year which election may be expressed either as a percentage (which need not be the same as the percentage chosen with respect to base salary or commissions) or as a fixed amount of the Participant’s annual bonus. Also, a separate deferral election may be made with respect to the Participant’s bonus or bonuses (other than the Participant’s annual bonus under the Company’s annual bonus program), if any, to be earned during the Plan Year which election may be expressed either as a percentage (which need not be the same as the percentage chosen with respect to base salary or commissions, or annual bonus) or a fixed amount of the Participant’s other bonus or bonuses.
d.	Deferral Maximum: The Company may establish a dollar maximum with respect to the total amount which may be deferred from Compensation earned during any Plan Year by each Participant. The Company shall notify Participants in writing of any such maximum prior to the beginning of each Plan Year. If no such notification is given, the maximum in effect for the immediately preceding Plan Year, if any, shall apply for the new Plan Year. The maximum for the Plan Year from January 1, 2005 to December 31, 2005 shall be $200,000.

e.	Initial Separation from Service Benefit Election: A Participant shall make an initial Separation from Service Benefit Election not later than the date of such Participant’s initial deferral election under Section 2.1.b.

f.	Initial In-Service Benefit Election. A Participant may make an In-Service Benefit Election for the first Plan Year of participation not later than the date of such Participant’s initial deferral election under Section 2.1.b. Such Benefit Election shall apply to such Participant’s Deferred Amounts and Company Contributions (if any) with respect to the Plan Year in which he or she first becomes a Participant in the Plan (and any Earnings attributable thereto). Such initial In-Service Benefit Election shall not apply to such Participant’s Deferred Amounts and Company Contributions (if any) with respect to any subsequent Plan Year (and the Earnings attributable thereto).
2.2	Subsequent Deferral Elections:
a.	Deferral Elections: A Participant shall indicate, with respect to each Plan Year commencing after he or she has become a Participant, in a written deferral election form satisfactory to the Company, the percentage or amount of his or her Compensation to be earned during the Plan Year that shall be deferred under the Plan commencing with Compensation earned on or after the first day of such Plan Year. The Participant shall make such deferral election prior to the commencement of the applicable Plan Year. Subject to Section 2.3b., the Participant’s deferral election with respect to the Compensation to be deferred with respect to a Plan Year shall be irrevocable and shall remain in effect until the end of the applicable Plan Year.

b.	Deferral Percentage and Deferral Maximum: A Participant’s deferral election with respect to a Plan Year shall be made in accordance with Section 2.1.c and shall be subject to the applicable deferral maximum with respect to such Plan Year under Section 2.1.d.

c.	In-Service Benefit Election: A Participant may make an In-Service Benefit Election with respect to each Plan Year commencing after he or she has become a Participant. A Participant’s In-Service Benefit Election with respect to a Plan Year shall apply to such Participant’s Deferred Amounts and Company Contributions (if any) with respect to the Plan Year (and any Earnings attributable thereto). Such In-Service Benefit Election shall not apply to such Participant’s Deferred Amounts and Company Contributions (if any) with respect to any subsequent Plan Year (and the Earnings attributable thereto).
2.3	Performance-Based Compensation Deferral Elections:
a.	Special Deferral Election: The Committee may, in its discretion, permit a Participant to make a special deferral election with respect to such Participant’s Compensation to be earned during a Plan Year that is performance-based compensation based on services performed over a period of at least twelve (12) months, within the meaning of Code Section 409A(a)(4)(B)(iii) and the Treasury Regulations thereunder (“Performance-Based Compensation”). Such special deferral election shall be subject to such terms and conditions as the Committee shall determine, in its discretion. Any such special deferral election shall be made no later than six (6) months before the end of the service period for such Performance-Based Compensation, and such Participant’s deferral election under Section 2.1 or 2.2 shall not apply to such Performance-Based Compensation.

b.	Change in Performance-Based Compensation Deferral Election: In the event that a Participant has made a deferral election with respect to such Participant’s Performance-Based Compensation to be earned during a Plan Year under Section 2.1 or 2.2 or subsection a., the Committee may, in its discretion, permit such Participant to modify or revoke such deferral election to the extent applicable to Performance-Based Compensation, no later than six (6) months before the end of the service period for such Performance-Based Compensation.
2.4	Company Contributions: The Company shall credit Company Contributions, in such amounts and at such times as are determined by the Committee, in its discretion, to one or more Participants. The amounts of such Company Contributions and the terms and conditions under which such Company Contributions are credited, shall be determined by the Committee, in its discretion, from time to time. Neither the Company nor the Committee shall have any obligation to credit Company Contributions to any Participant.

2.5	Continued Participation: A Participant shall continue to be eligible to defer amounts of Compensation under the Plan until the earliest on which any of the following events occurs:

a.	the Plan is terminated;

b.	the Participant’s Separation from Service;

c.	the Committee determines that such Participant is no longer a part of a select group of highly compensated or management employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; or

d.	the Committee determines, in its discretion, that such Participant shall cease to be eligible to defer amounts of Compensation under the Plan.
2.6	Eligibility to Participate: Should a Participant’s eligibility to defer amounts under the Plan be discontinued under Section 2.5, he or she may not be eligible to re-commence deferrals under the Plan except upon prior approval by the Committee.

2.7	Leave of Absence: In the event a Participant is granted a leave of absence by the Company, no additional Deferred Amounts shall be credited to the Participant’s Account for the duration of the period of such leave. However, Earnings shall continue to be so credited or debited during such period. Such leave of absence shall not entitle the Participant to distribution of his or her Separation from Service Benefit.
ARTICLE III—ACCOUNTS
3.1	Account and Subaccounts: The Committee shall establish and maintain for each Participant an Account to which shall be credited the amounts credited thereto under Sections 2.1, 2.2, 2.3 and 2.4, credited or debited the amounts determined under Section 3.2, debited the forfeitures under Section 4.5, and debited the amounts distributed as Benefits under Article IV. The Account of a Participant shall be a bookkeeping account and shall be maintained solely for purposes of determining the Benefits payable to such Participant or his or her Beneficiary.

The Committee shall establish and maintain with respect to a Participant’s Account a Subaccount for each Plan Year, to which shall be credited with amounts credited to such Account with respect to such Plan Year under Sections 2.1, 2.2, 2.3 and 2.4, credited or debited the amounts determined under Section 3.2, debited the forfeitures under Section 4.5, and debited the amounts distributed as Benefits under Article IV. The subaccounts of the Account of a Participant shall be bookkeeping subaccounts and shall be maintained solely for purposes of determining the benefits payable to such Participant or his or her Beneficiary.

3.2	Earnings: The Company hereby agrees that it will credit or debit interest, earnings, gains or losses with respect to Deferred Amounts and Company Contributions in the Participant’s Account Balance (such interest, earnings, gains or losses referred to as “Earnings”) from and after the dates such Deferred Amounts and Company Contributions are credited to the Participant’s Account. Earnings to Deferred Amounts and Company

Contributions shall accrue commencing on the date the Account first has a positive balance and shall continue until such Participant’s Benefits have been fully distributed under the Plan.

Earnings shall be calculated as if Deferred Amounts and Company Contributions had been invested in whole and fractional shares of the investments or investment funds selected by the Committee from time to time to which the Participant would prefer to have any Deferred Amounts, Company Contributions and Earnings thereon deemed to be invested (the “Investment Funds”). For purposes of computing Earnings, Deferred Amounts and Company Contributions shall be assumed to have been invested in the Investment Shares on each date a Deferred Amount and Company Contribution is credited to the Participant’s Account Balance, at the closing trading price of the Investment Shares on such date or the first business day thereafter. Earnings shall be computed as if all dividends paid on the Investment Shares were reinvested in whole and fractional shares on the date credited.

A Participant may from time to time request, in accordance with such rules and procedures as adopted by the Committee, that the portion of his Account Balance relating to Deferred Amounts, Company Contributions and Earnings thereon and/or all future Deferred Amounts and Company Contributions be transferred from one Investment Fund to another Investment Fund. Any transfer among Investment Funds will be calculated by assuming shares of the prior Investment Fund are sold and the shares of the alternate Investment Fund are purchased according to rules and procedures established by the Committee. The Committee may limit the number of times in a Plan Year that the Participant may change his Investment Fund allocation and may, in its sole discretion, determine whether such amounts will, in fact, be so invested or will be invested otherwise or will remain uninvested.
ARTICLE IV—PAYMENT OF PLAN BENEFITS
4.1	Separation from Service Benefit: Upon a Participant’s Separation from Service (other than a Separation from Service by reason of discharge from employment with the Company for Cause), the Participant shall receive a distribution of the Participant’s Account (the “Separation from Service Benefit”).

Except as otherwise provided in this Article IV, pursuant to the Participant’s Separation from Service Benefit Election (as defined below), the Participant’s Separation from Service Benefit shall be paid in either:
a.	a lump sum within thirty (30) days following the Participant’s Separation from Service, or

b.	five annual installments with the first such payment to be made within thirty (30) days following Separation from Service, and each subsequent payment to be made within thirty (30) days of each anniversary of the Separation from Service.

Not later than the date a Participant commences participation in the Plan, the Participant shall elect the form of payment of his or her Separation from Service Benefit in accordance with the preceding paragraph (a “Separation of Service Benefit Election”). If the Participant fails to make a Separation from Service Benefit Election, his or her Separation from Service Benefit shall be payable in a lump sum. A Participant may change his or her Separation from Service Benefit Election only once thereafter, by electing a new form of payment in accordance with the preceding paragraph. The Participant’s new Separation from Service Benefit Election shall be effective as of the date that is twelve (12) months after the date such new Separation from Service Benefit Election is made and, once effective, shall supersede the Participant’s initial Separation from Service Benefit Election. The new Separation from Service Benefit Election shall not be effective unless made at least twelve (12) months prior to the date of the Participant’s Separation from Service. If a Participant has a Separation from Service before his or her new Separation from Service Benefit Election becomes effective, such Participant’s Account shall be distributed in accordance with his or her initial Separation from Service Benefit Election.

In the event that a Participant makes a new Separation from Service Benefit Election, and such new Separation from Service Benefit Election becomes effective, the payment of such Participant’s Separation from Service Benefit shall be made or commence following the fifth anniversary of such Participant’s Separation from Service, in the form of payment specified in such new Separation from Service Benefit Election. If such Separation from Service Benefit is payable as a lump sum, such lump sum payment shall be made within thirty (30) days following the fifth anniversary of Separation from Service, and if such Separation from Service Benefit is payable in installments, the first installment payments shall be made within thirty (30) days following the fifth anniversary of Separation from Service, and each subsequent payment shall be made within thirty (30) days following each anniversary of the Separation from Service thereafter.

The Company shall furnish to the Participant the appropriate form for making the initial Separation from Service Benefit Election. This form shall be furnished at the time the Participant commences participation in the Plan. The Company also shall furnish to a Participant upon request the appropriate form for changing his or her Separation from Service Benefit Election.

In the event the Participant chooses to receive the Separation from Service Benefit in installments over a period of five years, the first payment shall be equal to one-fifth of the full value of the Account Balance as of the date of the Separation from Service of such Participant (or, in the event the installments are made pursuant to the Participant’s new Separation from Service Benefit Election, the fifth anniversary of the date of the Separation from Service). The installment payment to be made the following year shall be equal to one-fourth of the value of the Account Balance as of the date of distribution (including any Earnings credited or debited to the remaining Account Balance since the date of the first payment), and so forth.

4.2	In-Service Benefit: A Participant may make an irrevocable election with respect to a Plan Year (an “In-Service Benefit Election”), at the time specified in Section 2.1, 2.2 or 2.3 for deferral elections with respect to Compensation to be earned during such Plan Year, to receive a distribution of all or any part of such Participant’s Deferred Amount and Company Contributions (if any) with respect to such Plan Year, together with Earnings attributable thereto, in the form of an in-service distribution (the “In-Service Benefit”).

The Participant may elect to receive such In-Service Benefit in either:
a.	a lump sum, or

b.	four annual installments.
The Participant shall specify in his or her In-Service Benefit Election for a Plan Year the percentage of such Participant’s Deferred Amount and Company Contributions (if any) with respect to such Plan Year (and Earnings attributable thereto) to which such In-Service Benefit Election shall apply, and the calendar quarter and Plan Year in which the distribution of the In-Service Benefit shall be made or commence. The Plan Year in which the distribution of an In-Service Benefit shall be made or commence must be no less than three (3) Plan Years following the end of the Plan Year to which the In-Service Benefit Election relates. The lump sum payment, or such installment payments, shall be made or commence, within thirty (30) days following the first day of a calendar quarter of a Plan Year specified by the Participant.

In the event the Participant chooses to receive an In-Service Benefit in installments over a period of four years, the first payment shall be equal to one-fourth of the specified percentage of the value of the applicable subaccount of the Account to be distributed as of the date of the commencement of the In-Service Benefit. The installment payment to be made the following year shall be equal to one-third of the specified percentage of the value of the subaccount of the Account as of the date of distribution (including any Earnings credited or debited thereto since the date of the first payment), and so forth.

A Participant may make a separate In-Service Benefit Election with respect to each Plan Year. A Participant shall not be required to make an In-Service Benefit Election for any Plan Year.

The Company shall furnish to the Participant the appropriate form for making an In-Service Benefit Election for a Plan Year.

Notwithstanding the foregoing, in the event of a Participant’s Separation from Service, or in the event the Participant dies or becomes subject to a Disability, prior to distribution of amounts otherwise payable pursuant to an In-Service Benefit Election for a Plan Year, the Participant’s Separation from Service Benefit Election (or, in the case of a Participant who dies or becomes subject to a Disability, or who has a Separation from Service by reason of discharge from employment with the Company for Cause, the lump sum distribution form and timing specified in Section 4.3 or 4.5, as applicable) shall take precedence over the In-Service Benefit Election as of the date of Separation from Service. In the event of a Participant’s Separation from Service, or in the event the Participant dies or becomes subject to a Disability, any distribution pursuant to such Participant’s In-Service Benefit Election shall be suspended and such Participant’s Account Balance shall be distributed in accordance with such Participant’s Separation from Service Benefit Election, or Section 4.3 or 4.5, as applicable.

4.3	Death or Disability Benefit: If a Participant should die or be subject to a Disability at a time when the Participant’s Account Balance is greater than zero, then, notwithstanding any prior Benefit Election, the Participant (in the event of the Participant’s Disability), or the Participant’s Beneficiary or Beneficiaries (in the event of the Participant’s death), shall be paid an amount equal to the value of the Participant’s Account Balance as of the effective date of the Disability, or the date of death, as applicable, in a lump sum, within thirty (30) days following such Participant’s death or Disability.

Such Benefit distribution shall be made in accordance with Code Section 409A(a)(2)(A)(ii) or (iii), as applicable, and the Treasury Regulations thereunder.

4.4	Hardship Benefit: The Committee may make a payment of Benefits to a Participant in the event the Committee determines that the Participant has a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The Company may only distribute amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Such Benefit distribution shall be made in accordance with Code Sections 409A(a)(2)(A)(vi) and (B)(ii) and the Treasury Regulations thereunder.

4.5	Cause: Should a Participant have a Separation from Service by reason of discharge from employment with the Company for Cause, he or she shall forfeit any and all Benefits except those relating to his Deferred Amounts (and Earnings attributable thereto). Such Participant’s Benefits relating to his Deferred Amounts (and Earnings attributable thereto) shall be payable to the Participant in a lump sum within thirty (30) days following his Separation from Service, and no further Benefits under the Plan shall be paid to, or on behalf of, such Participant.

4.6	Specified Participants: Notwithstanding Section 4.1 or 4.5, in the case of any Specified Participant, a distribution of Separation from Service Benefit, or a distribution upon Separation from Service by reason of discharge from employment with the Company for Cause, may not be made before the date which is six (6) months after the date of

Separation from Service (or, if earlier, the date of such Participant’s death) in accordance with Code Section 409A(a)(2)(B)(i). For purposes of the preceding sentence, a Specified Participant shall mean a Participant who is a “key employee” as defined in Code Section 416(i) (without regard to paragraph 5 thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.

If a Specified Participant’s Separation from Service Benefit Election provides for a lump sum payment, such payment shall be made on the date of payment specified in Section 4.1 (or, if later, within thirty (30) days following the date which is six (6) months after his or her Separation from Service), based on the Account Balance at the time of payment. If a Specified Participant’s Separation from Service Benefit Election provides for installment payments, the first installment payment shall be made on the date of payment specified in Section 4.1 (or, if later, within thirty (30) days following the date which is six (6) months after his or her Separation from Service), based on the Account Balance at the time of payment, and the remaining installment payments shall be paid on the dates specified in Section 4.1.

If a Specified Participant has a Separation from Service by reason of discharge from employment with the Company for Cause, the lump sum payment under Section 4.5 shall be made within thirty (30) days following the date which is six (6) months after his or her Separation from Service, based on the Deferred Amounts (and Earnings attributable thereto) at the time of payment.

4.7	Acceleration of Benefits: The time or schedule of any Benefit payment under the Plan shall not be accelerated, except as permitted under Code Section 409A and the Treasury Regulations issued by the Internal Revenue Service, as follows:
a.	Domestic Relations Order: The time or schedule of a Benefit payment under Article IV of the Plan to an individual other than the Participant shall be accelerated as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

b.	De Minimus Amounts: Notwithstanding Section 4.1, in the event that a Participant (other than a Specified Participant) has a Separation from Service, and the Participant’s Account Balance as of the date of such Separation from Service is not greater than $10,000, the Participant’s Account shall be distributed in a lump sum payment (and without regard to such Participant’s Separation from Service Benefit Election); provided, that such payment shall not be made unless such payment accompanies the termination of such Participant’s interests in the Plan and all similar arrangements that would constitute a nonqualified deferred compensation plan in accordance with the Treasury Regulations under Code Section 409A. Such lump sum payment shall be made within thirty (30) days following such Participant’s Separation from Service.

ARTICLE V—BENEFICIARIES
5.1	At the time participation in the Plan commences, each Participant shall designate on a form satisfactory to the Company one or more Beneficiaries to receive any benefits which may become payable hereunder in the event of the Participant’s death (“Beneficiary Designation”). A Beneficiary Designation may be changed by a Participant at any time upon written notice to the Company.

5.2	If the Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Company prior to the time of the Participant’s death shall govern.

5.3	If any amounts under the Plan become payable following the Participant’s death at a time when no Beneficiary Designation is applicable, such payments shall be made in a lump sum:
a.	to the Participant’s then living spouse, if any;

b.	if none, then to such person or persons, including the Participant’s estate, as the Participant may designate under his or her last will, making specific reference hereto; or c. if the Participant is not survived by a spouse or shall fail to so designate such person or persons by will, then such payments shall be made to the then living children of the Participant, if any, in equal shares; and d. if none, then in one lump sum to the Participant’s estate.
ARTICLE VI—AMENDMENT AND TERMINATION OF PLAN
6.1	Amendment and Termination: The Company reserves the right to amend, in writing, or to terminate this Plan at any time, with or without notice to the Participants and Beneficiaries; provided, however, that no such action shall reduce the value of a Participant’s Account Balance accrued prior to the date of any such amendment or termination. Except as otherwise provided in Section 6.2, a Participant’s Account shall be distributed in accordance with Article IV following the termination of the Plan.

6.2	Termination upon Change of Control: In the event of a Change of Control, as described below, the Plan shall be terminated as of the effective date of such event, and the Account of each Participant shall then be paid, in a lump sum, within thirty (30) days following the date of the Change of Control, unless the successor or surviving corporation shall agree in writing to continue the Plan on terms at least as favorable to Participants as in effect immediately prior to the Change of Control and the Company determines in its discretion not to terminate the Plan. Any such termination of the Plan shall be effective within the 30 days prior, to or the 12 months following, the Change of Control, and shall be effective only if all substantially similar nonqualified deferred compensation arrangements of the Company are terminated and all deferred compensation amounts under the terminated arrangements are paid within 12 months of the date of termination of the arrangements in accordance with the Treasury Regulations under Code Section 409A.

For purposes of this Section, “Change of Control” shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(iv) and the Treasury Regulations thereunder.
ARTICLE VII—MISCELLANEOUS
7.1	Insurance: The Company may purchase one or more insurance policies on the life of a Participant as a means of providing, in whole or in part, for the payment of benefits hereunder. However, in such event neither the Participant, his or her designated Beneficiary nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Company (or any “Rabbi Trust”) as described in Section 7.5) formed in connection with this Plan) shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participant, Beneficiary or any other person or as collateral security for any obligation of the Company hereunder. This Plan shall under no circumstances be deemed to constitute a contract of insurance.

7.2	No Contract of Employment: The Plan shall under no circumstances be deemed to have any effect upon the terms or conditions of employment of any officer or other employee of the Company whether or not he or she is a Participant hereunder. Neither the offering of the Plan, the payment of any expenses, costs or benefit amounts associated with the Plan, nor any documents prepared in connection with the Plan shall be construed as having created a contract of employment between the Participant and the Company.

7.3	Benefits Not Transferable: Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, hypothecation, pledge or encumbrance by, or attachment or garnishment by creditors of, the Participant or any Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or Beneficiary under any circumstances.

7.4	Determination of Benefits and Claims Procedure: In the event of a Participant’s Separation from Service (or death following Separation from Service if, at the time of death, a portion of the Participant’s Account Balance remains unpaid), or other circumstances under which Benefits are payable under the Plan, the Participant or applicable Beneficiary, or other person claiming Benefits under the Plan, (the “Claimant”), shall notify the Company promptly of such event, and the Company shall then provide the Participant or Beneficiary with an application for benefits form for completion which must be returned to the Committee (together with an official death certificate, if applicable) before Plan Benefits may be paid.

Within ninety (90) days after receipt of a claim for Benefits, the Committee shall notify the Claimant of its decision with respect to payment of Benefits under the Plan. If special circumstances require an extension of time, the Committee shall notify the Claimant of such circumstances within ninety (90) days after receipt of the application (and the notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render a decision), and the Committee shall thereafter notify the Claimant of its decision within one hundred and eighty (180) days after receipt of the application. If the claim is denied in whole or in part, the Committee’s notice of denial shall be in writing and shall state in a manner calculated to be understood by the Claimant:
a.	The specific reason or reasons for denial;

b.	Reference to the specific Plan provisions upon which the denial was based;

c.	A description of any additional materials or information necessary for the Claimant to perfect his or her claim and an explanation of why the materials or information are necessary; and

d.	A description of the Plan’s claims review procedure and the time limits applicable to such procedure, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on review.
During the sixty (60) day period following a Claimant’s receipt of a notice of denial of any claim for Benefits, the Claimant or his duly authorized representative shall be given the opportunity to submit a written request to the Company for full and fair review of the Claimant’s Claim and the denial. The review of the denial of the Claimant’s claim shall:
a.	provide the Claimant with the opportunity to submit written comments, documents, records, or other information relating to the claim,

b.	provide that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim, and

c.	provide for a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination on the claim by the Committee.
The Committee may, in its sole discretion, hold a hearing to review any or all issues raised by the Claimant, which hearing shall take place within sixty (60) days of the date of the Claimant’s request for review of the denial of the claim for Benefits.

Within sixty (60) days after receipt of the request for review, the Committee shall issue a written decision to the Claimant. If special circumstances, such as the need to hold a hearing, require an extension of time, the Committee shall issue a written decision no later than one hundred and twenty (120) days after receipt of the request for review. If the Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

The decision on review by the Committee shall be in writing and, if the review is denied, shall provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant:
a.	The specific reason or reasons for the denial on review,

b.	References to the specific Plan provisions on which the denial on review is based,

c.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim, and

d.	A statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
Whether a document, record or other information is relevant to the claim shall be determined by reference to Department of Labor Regulation Section 2560.503-1(m)(8).

In considering claims under this claims procedure, the Committee shall have discretionary authority to make findings of fact and to construe the terms of the Plan and, to the full extent permitted by law, the determination by the Committee (if there is no request for review) or the decision by the Committee upon review (if a review is requested) shall be final and binding on all parties, unless held by a court of competent jurisdiction to constitute an abuse of discretion.

7.5	No Trust: For tax purposes and for purposes of ERISA, this Plan is intended to quality as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted accordingly.

No action by the Company or its Board of Directors under this Plan shall be construed as creating a trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind in favor of any Participant or Beneficiary or any other persons otherwise entitled to benefits under the Plan. The status of the Participant and any Beneficiary with respect to any liabilities assumed by the Company hereunder shall be solely that of an unsecured creditor of the Company. The Plan constitutes a mere promise by the company to make benefit payments in the future. Any insurance policy or any other asset acquired or held by the Company in connection with liabilities assumed by it hereunder, shall not be deemed to be held under any trust, escrow or other secured or segregated fund or other fiduciary relationship of any kind for the benefit of the Participant or Beneficiary or to be security for the performance of the obligations of the company, but shall be and remain a general, unpledged, and unrestricted asset of the Company. Notwithstanding the foregoing, the Company may transfer assets, including any insurance policies, to a grantor trust of the type known as a “Rabbi Trust” with the Company as grantor and owner of such trust.

7.6	Plan Administration: The Plan shall be administered by the Committee. The Committee shall have the exclusive and discretionary authority and responsibility for all matters in connections with the operation and administration of the Plan. The Committee’s powers and duties shall include, but not be limited to, the following:
a.	responsibility for the compilation and maintenance of all records necessary in connection with the Plan;

b.	authorizing the payment of all benefits under and expenses of the Plan;

c.	authority to engage such legal, accounting and other professional services as it may deem proper;

d.	discretionary authority to interpret the Plan; and

e.	discretionary authority to determine eligibility for benefits under the Plan and to resolve all issues of fact and law in connection with such determination. Decisions by the Committee shall be final and binding upon all parties.
The Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Code Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder.

The Committee, from time to time, may delegate to other persons or organizations any of its rights, powers and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Committee; shall, unless the Committee specifies otherwise, carry such discretionary authority as the Committee, possesses regarding the matter; and shall be terminable upon such notice as the Committee, in its sole discretion, deems reasonable and prudent under the circumstances.

The expense of administering the Plan shall be borne by the Company and shall not be charged against amounts payable hereunder.

7.7	Satisfaction of Claims: Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan, shall to the extent hereof be in full satisfaction of all claims such person may have against the Company. The Company may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

7.8	Governing Law: The Plan shall be construed, administered, and governed in all respects in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California (without regard to the conflicts of laws principles thereof).

7.9	Gender and Number: Words used herein in the masculine, feminine or neuter gender shall be construed as though they were also used in another gender in all cases where they would so apply. Words used herein in the singular or plural form shall be construed as though they were also used in the other form in all cases where they would so apply.

7.10	Severability: In the event that a court of competent jurisdiction determines that any provision of the Plan is in violation of any statute or public policy, only those provisions of the Plan that violate such statue or public policy shall be stricken. All provisions of the Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any provision of the Plan shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Company in establishing the Plan.

7.11	Taxation: If the Internal Revenue Service finds that Compensation intended to be deferred for Federal income tax purposes pursuant to the Plan is immediately taxable to a Participant for Federal income tax purposes, the Company may, but shall not be required to, amend the Plan to comply with the Internal Revenue Service requirements necessary to achieve the desired Federal income tax benefits relating to the Plan. Notwithstanding the foregoing, each Participant or Beneficiary, as applicable, shall be liable for any tax that may be imposed by the Internal Revenue Service or any other taxing entity with respect to any payments or other benefits provided to or on behalf of such Participant or Beneficiary pursuant to the Plan (including, without limitation, any and all withholding taxes), irrespective of whether such tax consequences were intended pursuant to the Plan. In the event amounts of Compensation otherwise intended to be deferred under the Plan result in immediate taxation to the Participant for Federal income tax purposes, and the Plan is not amended to achieve the intended deferral, then the Participant shall be entitled to an immediate distribution of that portion of the value of his or her Deferred Compensation Account subject to such taxation.

7.12	Indemnification: The Company agrees to and shall indemnify and hold harmless each Indemnified Person (as hereinafter defined) from and against all claims, losses, damages, causes of action, suits, and liability of every kind, including all expenses of litigation, court costs and reasonable attorney’s fees, incurred in connection with the Plan. “Indemnified Person” shall mean each director, officer and employee of the Company acting as a member of the Committee or at the direction of the Committee. Such indemnity shall apply regardless of whether the claims, losses, damages, causes of action, suits or liabilities arise in whole or in part from the negligence or fault on the part of the Indemnified Person, except to the extent there has been a final adjudication by a court or other tribunal of competent jurisdiction that the claim or liability is the result of gross negligence or willful misconduct of the Indemnified Person.

7.13	Coordination with Other Benefit Plans: Deferrals by the Participant shall be given effect under the Company’s other benefits plans and/or whenever the company is required to verify the employment of a Participant, as follows:
a.	Deferrals shall be considered for purposes of determining the Participant’s total income when verifying a Participant’s employment for credit grantors, credit reporting agencies, in response to legal process and/or to other authorized persons or entities.

b.	Where permitted by the terms of the applicable plan, and subject to applicable law, amounts deferred under the Plan shall be taken into account for purposes of determining amounts to be paid to the Participant under any insurance or salary continuation or replacement plan maintained by the Company.

c.	Except where specifically excluded by the terms of such plans or agreements, deferrals of base salary and other amounts under the Plan shall be taken into account by the Company when determining a Participant’s compensation in connection with determining eligibility and amounts payable under any bonus, incentive or severance pay plans or agreements maintained by the Company.

d.	Amounts deferred under the Plan shall not be treated as compensation for purposes of determining the amount of a Participant’s deferrals under any qualified pension plan of the Company.
Executed at Foothill Ranch, California.

OAKLEY, INC.

By:	/s/ Richard Shields

Its:	CFO

12/30/05

Date